Gasco
-----
Eneryg

News Release / For Immediate Release on Thursday, October 23, 2003

                 GASCO ANNOUNCES $2.7 MILLION PRIVATE PLACEMENT

DENVER - (PR Newswire) - October 23, 2003 - Gasco Energy, Inc. (OTCBB: GASE) today announced the sale through a private placement of approximately 4.7 million shares of common stock to a group of accredited previous investors. The Company raised a total of $2.7 million at a common share price of $0.58. The price was determined by taking 97 percent of the 20-day average closing price of Gasco's common stock for the period ending October 17, 2003. There were no warrants or other financial instruments attached to this placement of common shares. Offering expenses totaled $15,000 and were associated with legal and administrative fees.

Proceeds from the private placement will be used to accelerate the development and exploitation of Gasco's Riverbend Project in the Uinta Basin in Uintah County, Utah, and for general corporate purposes.

The shares sold in this private placement have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Gasco Energy
Gasco Energy, Inc. is a Denver-based natural gas and oil exploitation and development company that focuses on natural-gas-rich prospects in the Rocky Mountain area of the United States. The Company currently is active in the Uinta Basin in Utah and in the Greater Green River Basin of Wyoming. To learn more, visit www.gascoenergy.com.